# CONSULTING AGREEMENT

CONSULTING AGREEMENT (this "**Agreement**") made this 1[st] day of July, 2006 and effective as of the completion of the Private Placement Memorandum Financing by Quantum Merchant Bankers (the "**Effective Date**") by and between Water Bank of America (the "**Company**") and Michael Borkowski ("**Consultant**").

In consideration of the mutual agreements of the parties contained herein, the Company and Consultant hereby agree as follows:

1. **Consulting Term**.

1.1 Engagement Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant and Consultant accepts engagement and agrees to consult to the Company for a period commencing on the Effective Date and ending on the last day of the "Term" (as defined in Section 1.2 below) unless Consultant's engagement is earlier terminated in accordance with this Agreement.

1.2 Term. For purposes of this Agreement, the "**Term**" shall mean: the one year period commencing on the Effective Date.

2. **Duties**. Consultant will provide consulting services on industry and corporate finance related matters to the Company, reporting to the CEO of the Company. Consultant will have such duties and responsibilities as may from time to time be assigned to Consultant by the CEO.

3. **Not Full-Time Employment**. Consultant's duties will not be on a full-time basis and the Consultant may undertake other duties so long as such activities do not conflict with, impair or interfere with Consultant's performance of his obligations to the Company.

4. **Compensation**.

4.1 Fee. The Company will pay Consultant an annual compensation of One Hundred Thousand Dollars (US $100,000) per annum, pro-rated for partial periods, payable monthly in arrears. All sums payable to or by Consultant hereunder will be paid in United States dollars. Consultant will be responsible for any taxes owed as a result of receiving this compensation. Commencing on the effective date to this contract, the first year of Consultant's salary compensation will be guaranteed. If for any reason, Consultant' relationship with company and this agreement are terminated prior to the completion of the initial term, Consultant will be paid the remaining unpaid balance of the first annual $100,000 compensation as severance.

5. **Warrants**.

5.1 Grant of Options. On the Effective Date, Consultant will be granted options to purchase an aggregate of 300,000 common shares of the Company's capital stock at fifty cents ($0.50) per share or at the purchase price of the Private Placement Memorandum being completed by Quantum Merchant Bankers. The options shall be exercisable

for a period of three (3) years from the date of vesting. In addition, upon the Company completing a financing aggregating a minimum of $10 million, the Consultant shall be granted an additional 200,000 warrants to purchase 200,000 common shares of the Company's capital stock at the deemed price of such financing. These warrants shall also be exercisable for a period of three (3) years from the date of vesting.

6. **Proprietary Information**. In the course of the Consultant's engagement with the Company, Consultant will acquire and have access to confidential or proprietary information about the Company and/or its customers, including but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, computer software programs, agreements and/or contracts between the Company and its customers, customer contacts, the marketing and/or creative policies and ideas, advertising campaigns, media plans and budgets, practices, concepts, strategies, and methods of operations, financial or business projections of the Company, and information about or received from customers and other companies with which the Company does business. The foregoing shall be collectively referred to as "**confidential information**". The Consultant is aware that the confidential information is not readily available to the public and accordingly, the Consultant also agrees that he will not at any time (whether during the Term or after termination of this Agreement), disclose to anyone any confidential information, or utilize such confidential information for his own benefit, or for the benefit of third parties. The Consultant agrees that the foregoing restrictions shall apply whether or not any such information is marked "confidential". The term "**confidential information**" does not include information which (i) becomes generally available to the public other than by breach of this provision, (ii) was known to Consultant prior to his employment by the Company or (iii) the Consultant learns from a third party who is not under an obligation of confidence to the Company or a client of the Company. In the event that the Consultant becomes legally required to disclose any confidential information, he will provide the Company with prompt notice thereof so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 8 to permit a particular disclosure. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 8 to permit a particular disclosure, the Consultant will furnish only that portion of the confidential information which he is legally required to disclose and, at the Company's expense, will cooperate with the Company to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information. Upon termination of employment with the Company, Consultant will return to the Company all written confidential information which has been provided to Consultant and Consultant will destroy all copies of any analyses, records, compilations, studies or other documents prepared by Consultant or for Consultant's use containing or reflecting any confidential information.

7. **Non-Solicitation of Consultants or Consultants**. In addition to, and not in limitation of, the other covenants of Consultant set forth in this Agreement, Consultant agrees with the Company that, for so long as Consultant is employed by Company, and for a period of one (1) year thereafter, Consultant will not, either for Consultant or for any other person or entity, directly or indirectly, induce or attempt to induce any Consultant employee of, or full-time consultant to the Company, to terminate such person's or entity's relationship with the Company.

WP

8. **Miscellaneous**

8.1 Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York. Any action or proceeding brought by any party hereto shall be brought only in a state or federal court of competent jurisdiction located in New York and all parties hereto hereby submit to the in personam jurisdiction of such court for purposes of any such action or proceeding and irrevocably agree that such court presents a convenient forum for the resolution of such dispute.

8.2 Remedies. The Company and Consultant acknowledge that the services to be provided by Consultant are of a special, unique, unusual, extraordinary and intellectual character, which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Consultant hereby consents and agrees that for any material breach or violation by Consultant of any of the provisions of Sections 8 or 9 of this Agreement, a restraining order and/or injunction may be issued against Consultant, in addition to any other rights and remedies the Company may have, at law or equity, including without limitation the recovery of money damages.

8.3 Amendment; Waiver. This Agreement may be amended, modified or superseded only by an agreement in writing executed by the Company and Consultant. The waiver by either party of a breach of any provision of this Agreement shall not be treated as a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind will be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

8.4 Assignment. This Agreement and all rights hereunder are personal to Consultant and may not be transferred or assigned by Consultant at any time. The Company may, with the consent of Consultant (which shall not be unreasonably withheld or delayed) assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all the business and assets of the Company whether by sale of stock, sale of assets, merger, consolidation or otherwise; provided, that any such assignee assumes all of the Company's obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of, the persons or entities who are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives of the respective parties hereto.

8.5 Entire Agreement. This Agreement, the exhibits hereto, and the other agreements referenced herein constitute the entire and only agreement and understanding between the parties relating to employment of Consultant with the Company, and this Agreement supersedes and cancels any and all previous arrangements or understandings between Consultant and the Company with respect to Consultant's employment.

8.6 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered one business day after it is sent via a reputable national or international overnight courier service, with copy by facsimile and e-mail, or if no such delivery is possible, three business days after it is sent by U.S. certified or registered

mail, return receipt requested, with copy by facsimile and e-mail, to the intended recipient at the respective addresses, facsimile numbers, and e-mail addresses set forth below:

Consultant:

8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement.

8.8 Counterparts. This Agreement may be executed by facsimile signature pages and in counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same agreement.

8.9 Legal Representation. Each party has received independent advice with respect to the advisability of executing this Agreement.

8.10 Agreements conditional. The parties covenant that the present agreement and its binding effect shall be conditional and subject to 1) the Company having secured, by private placement, financing in the minimum amount of $3 000 000.00 and a maximum of $4 500 000.00 and, 2) the Company being listed on a public stock exchange. In the event that the aforementioned conditions are not realized or accomplished, then the present agreement shall be null and void, without effect between the parties. Neither party signatory hereto shall have any recourse, of whatsoever nature, against the other in the event of nullity of the present agreement.

**IN WITNESS WHEREOF**, the undersigned parties have executed this Employment Agreement as of the date first above written.

| | |
|---|---|
| **WATER BANK OF AMERICA INC.** | **CONSULTANT** |
| | /s/ Michael J. Borkowski |
| **Michel P. Pelletier**<br>President | **Michael J. Borkowski** |